UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2026

EDAP TMS S.A.

(Exact name of Registrant as specified in its charter)

France	000-29374	98-1644844
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Parc d’Activites la Poudrette-Lamartine

4/6, rue du Dauphiné

Vaulx-en-Velin, France 69120

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (+33) 47-215-3150

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
American Depositary Shares, each representing one Ordinary Share (Ordinary Shares, nominal value €0.13 per share)	FOCL	NASDAQ Global Market

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On August 11, 2026, EDAP TMS S.A. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with TD Securities (USA) LLC and Mizuho Securities USA LLC, as representatives (the “Representatives”) of the underwriters named therein (the “Underwriters”), relating to an underwritten public offering (the “Offering”) of 8,425,000 American Depositary Shares (“ADSs”), each representing one ordinary share of the Company, €0.13 nominal value per share (the “Ordinary Shares”), at a price of $4.75 per ADS, before underwriting discounts and commissions. The Offering is expected to close on August 14, 2026.

Under the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option, exercisable in whole or in part, to purchase up to an additional 1,263,750 ADSs sold in the Offering.

The Underwriting Agreement contains customary representations, warranties and covenants made by the Company. It also provides customary indemnification by each of the Company and the Underwriters, severally and not jointly, for losses or damages arising out of or in connection with the Offering, including for liabilities under the Securities Act of 1933, as amended.

In addition, pursuant to the terms of the Underwriting Agreement, the Company’s executive officers and directors entered into lock-up agreements in substantially the form included as an exhibit to the Underwriting Agreement, providing for a 90-day “lock-up” period, subject to certain exceptions, with respect to sales of ADSs, Ordinary Shares and securities convertible into, exercisable or exchangeable for or that represent the right to receive ADSs or Ordinary Shares. The foregoing restrictions may be waived by the Representatives at their discretion.

The Offering is being made pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-294597), previously filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2026 and declared effective by the SEC on March 31, 2026, and a prospectus supplement, dated August 11, 2026, filed with the SEC.

The net proceeds from the Offering are expected to be approximately $37.1 million, after deducting underwriting discounts and commissions and estimated offering expenses but before giving effect to the sale of any additional ADSs pursuant to the Underwriters’ option. The Company intends to use the proceeds from the Offering for operating costs, capital expenditures and for general corporate purposes, including working capital.

The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Underwriting Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Underwriting Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

The foregoing description of the Underwriting Agreement is qualified in its entirety by the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the opinion of Jones Day, counsel to the Company, relating to the validity of the Ordinary Shares and ADSs in this Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of August 11, 2026, by and among EDAP TMS S.A. and TD Securities (USA) LLC and Mizuho Securities USA LLC, as representatives of the underwriters named therein
5.1	Opinion of Jones Day
23.1	Consent of Jones Day (included in Exhibit 5.1)
104	Cover Page Interactive Data File-the cover page XBRL (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDAP TMS S.A.

Date: August 14, 2026	By:	/s/ Sanket Shah
Sanket Shah
General Counsel and Corporate Secretary